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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                   FORM N-8A

         NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                     OF THE INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:

LEVCO Investment Trust

Address of Principal Business Office (No. & Street, City, State Zip Code):

One Rockefeller Plaza
25th Floor
New York, New York 10020

Telephone Number (including area code):

(212) 332-8400

Name and address of agents for service of process:

Norris Nissim, Esq.
John A. Levin & Co., Inc.
One Rockefeller Plaza, 25th Floor
New York, New York 10020

copies to:
Kenneth S. Gerstein, Esq.
Schulte Roth & Zabel LLP
900 Third Avenue
New York, New York 10020

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of form N-8A:

Yes X     No __
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                                  SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of New York, and State of New York, on the 14th day of March, 1997.

                                       LEVCO INVESTMENT TRUST
                                       (Name of Registrant)


                                       By:  /s/ Melody L. Prenner Sarnell
                                            ------------------------------------
                                            Melody L. Prenner Sarnell
                                            Co-Chairman


                                       By:  /s/ Jeffrey A. Kigner
                                            ------------------------------------
                                            Jeffrey A. Kigner
                                            Co-Chairman